                                  EXHIBIT h.(ii)

                          Form of Amended and Restated
                            Share Purchase Agreement

                              AMENDED AND RESTATED
                           HARTFORD SERIES FUND, INC.
                            SHARE PURCHASE AGREEMENT

         HARTFORD LIFE AND ANNUITY INSURANCE COMPANY ("Hartford"), a Connecticut Corporation, as Sponsor-Depositor, now and in the future, of certain unit investment trusts, and issuer of certain variable annuity and variable life insurance contracts (the "Contracts") issued with respect to such unit investment trusts hereby agrees as the 1st day of August, 2002 with HARTFORD SERIES FUND, INC. (the "Fund"), an open-end, diversified, management investment company, on behalf of the Funds listed on Attached A, to an arrangement whereby Fund shares shall be made available to serve as the underlying investment media for the Contracts, subject to the following provisions:

1. Fund shares shall be purchased at the net asset value applicable to each order as established in accordance with the provisions of the then currently-effective prospectus of the Fund. Fund shares shall be ordered in such quantity and at such times as determined by Hartford (or its successor) to be necessary to meet the requirements of the Contracts. Confirmations of Fund share purchases will be sent directly to Hartford by the Fund. All Fund share purchases shall be maintained in a book share account in the name of Hartford. Payment for shares shall be made directly to the Fund by Hartford and payment for redemption shall be made directly to Hartford by the Fund, all within the applicable time periods allowed for settlement of securities transactions. If payment is not received by the Fund within such period, the Fund may, without notice, cancel the order and hold Hartford responsible for any loss suffered by the Fund resulting from such failure to receive timely payment.

         Notice shall be furnished promptly to Hartford by the Fund of any dividend or distribution payable on Fund shares.

2. (a) The Fund represents that its shares are registered under the Securities Act of 1933, as amended, and that all appropriate federal and state registration provisions have been complied with as to such shares and that such shares may properly be made available for the purposes of this Agreement. The Fund shall bear the cost of any such registration, as well as the expense of any taxes assessed upon the issuance or transfer of Fund shares pursuant to this Agreement.

         (b) The Fund shall supply to Hartford, in a timely manner and in a sufficient number to allow distribution by Hartford to each owner of or participant under a Contract (i) annual and semiannual reports of the Fund's condition, and (ii) any other shareholder notice, report or document required by law to be delivered to shareholders. The Fund shall bear the cost of preparing and supplying the foregoing materials and Hartford shall bear the cost of any distribution thereof.

3. Hartford shall not make any representation concerning Fund shares except those contained in the then current prospectus of the Fund and in printed information subsequently issued by the Fund as information supplemental to the prospectus.

4.       This Agreement shall terminate as to new Contracts:

         (a) At the option of Hartford or the Fund upon six months' advance notice to the other;

         (b) At the option of Hartford if Fund shares are not available for any reason to meet the requirements of the Contracts but then only as to those new Contracts, the terms of which require the periodic payments to be invested in whole or in part in that particular Series;

         (c) At the option of Hartford, upon institution of formal proceedings against the Fund by the Securities and Exchange Commission or any other regulatory body;

         (d) Upon assignment of this Agreement, unless made with the written consent of the other party to this Agreement;

         (e) If Fund shares are not registered, issued or sold in conformance with applicable federal or state law or if such laws preclude the use of Fund shares as the underlying investment media of the Contracts. Prompt notice shall be given to Hartford in the event the conditions of this provision occur.

         Notice of termination hereunder shall be given promptly by the party desiring to terminate to the other party to this Agreement.

5. Termination as the result of any cause listed in the preceding paragraph shall not affect the Fund's obligation to furnish Fund shares in connection with Contracts then in force for which the shares of the Fund serve or may serve as the underlying investment media, unless further sale of Fund shares is proscribed by the Securities and Exchange Commission or other regulatory body, or if Fund shares of the requisite Series are no longer available.

6. This Agreement shall supersede any prior agreement between the parties hereto relating to the same subject matter.

7. Each notice required by this Agreement shall be given in writing as follows:


                  IF TO THE FUND:

                  Hartford Series Fund, Inc.
                  P.O. Box 2999
                  Hartford, Connecticut 06104-2999
                  Attn:   Counsel to the Fund

                  IF TO HARTFORD:

                  Hartford Life and Annuity Insurance Company
                  P.O. Box 2999
                  Hartford, Connecticut 06104-2999
                  Attn:  General Counsel

8. This Agreement shall be construed in accordance with the laws of the State of Connecticut.

Dated:  As of August 1, 2002

                            HARTFORD SERIES FUND, INC.


                            By:___________________________



                             HARTFORD LIFE AND ANNUITY
                             INSURANCE COMPANY


                            By:___________________________

                                   ATTACHMENT A

The following series of the Hartford Series Fund, Inc. are made a part of this agreement:

                  Hartford Advisers HLS Fund
                  Hartford Bond HLS Fund
                  Hartford Capital Appreciation HLS Fund
                  Hartford Dividend and Growth HLS Fund
                  Hartford Focus HLS Fund
                  Hartford Global Advisers HLS Fund
                  Hartford Global Communications HLS Fund
                  Hartford Global Financial Services HLS Fund
                  Hartford Global Health HLS Fund
                  Hartford Global Leaders HLS Fund
                  Hartford Global Technology HLS Fund
                  Hartford Growth and Income HLS Fund
                  Hartford Growth HLS Fund
                  Hartford High Yield HLS Fund
                  Hartford Index HLS Fund
                  Hartford International Capital Appreciation HLS Fund Hartford International Opportunities HLS Fund
                  Hartford International Small Company HLS Fund
                  Hartford MidCap HLS Fund
                  Hartford MidCap Value HLS Fund
                  Hartford Money Market HLS Fund
                  Hartford Mortgage Securities HLS Fund
                  Hartford Small Company HLS Fund
                  Hartford Stock HLS Fund
                  Hartford Value HLS Fund

Dated:    August 1, 2002